EX-Filing Fees
Calculation of Filing Fee Tables
424(b)(5)
(Form Type)
INTERACTIVE BROKERS GROUP, INC.
(Exact Name of Registrant as Specified in its Charter)
Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit(1)	Maximum Aggregate Offering Price(1)	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial Effective Date	Filing Fee Previously Paid in Connection with Unsold Securities to be Carried Forward

Newly Registered Securities
Fees to be	Equity	Class A	457(f) and	2,632,748	$82.81	$218,017,862	0.0001102	$24,025.57
Paid		Common Stock,	457(r)
		$0.01 par value
		per share

Carry Forward Securities
Carry
Forward
Securities
	Total Offering Amounts					$218,017,862		$24,025.57
	Total Fees Previously Paid
	Total Fees Offsets
	Net Fee Due							$24,025.57

 _____________________
(1)
Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(f) under the Securities Act and based upon the average of the high and low prices for the Registrant’s Common Stock reported on the Nasdaq Stock Market LLC’s Global Select Market on July 20, 2023.